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Exhibit 99(a)(1)(iv)

        Offer to Purchase for Cash
Up to 34,200,000 Shares of Common Stock
(Including the Associated Stock Purchase Rights)

of

LIVE NATION ENTERTAINMENT, INC.

at

$12.00 Net Per Share

by

LMC EVENTS, LLC,

a wholly-owned subsidiary of

LIBERTY MEDIA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 2, 2010 UNLESS THE TENDER OFFER IS EXTENDED.

February 1, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by LMC Events, LLC (the "Purchaser"), a Delaware limited liability company and wholly-owned subsidiary of Liberty Media Corporation, to act as information agent in connection with its offer to purchase for cash up to 34,200,000 shares of common stock, par value $.01 per share, of Live Nation Entertainment, Inc. ("Live Nation"), a Delaware corporation, together with the associated stock purchase rights (collectively the "Shares"), for $12.00 net per Share in cash, without interest and less applicable withholding taxes. The tender offer will be conducted upon the terms and subject to the conditions set forth in the offer to purchase, dated February 1, 2010 (the "offer to purchase"), and in the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the "tender offer"). The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the tender offer. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 13 ("CONDITIONS OF THE TENDER OFFER") OF THE OFFER TO PURCHASE.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 2, 2010, UNLESS THE TENDER OFFER IS EXTENDED.

        Enclosed herewith are copies of the following documents:

  1.
  Offer to purchase, dated February 1, 2010;

  2.
  Letter of transmittal for use in accepting the tender offer and tendering Shares;

  3.
  A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the offer;

  4.
  Notice of guaranteed delivery with respect to Shares; and

  5.
  IRS Form W-9 together with accompanying instructions.

        The Purchaser will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the tender offer other than fees paid to the depositary and the information agent, as described in the offer to purchase. However, the Purchaser will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed materials to your clients.

        In all cases, payment for Shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of (i) certificates representing such Shares or a timely book-entry confirmation respecting such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the offer to purchase), (ii) a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), or an "agent's message" (as defined in the offer to purchase and the letter of transmittal) in the case of a book-entry transfer, and (iii) any other documents required by the letter of transmittal. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of or amendment to the tender offer or any delay in making payment for the Shares.

        Questions and requests for assistance or for additional copies of the enclosed materials may be addressed to the information agent, D.F. King & Co., Inc., at the address and telephone number set forth on the last page of the offer to purchase.

Very truly yours,
D.F. KING & CO., INC.

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF LMC EVENTS, LLC, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99(a)(1)(iv)